Exhibit 99.2

1 April 24, 2014 Letter to Shareholders Q4 FY14 CIRRUS LOGIC, INC. 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

2 April 24, 2014 Dear Shareholders,Cirrus Logic’s financial results for the fourth quarter reached the high end of our expectations with revenue of $149.7 million, GAAP gross margin of 49 percent and earnings per share of $0.20. On an annual basis, we delivered revenue of $714.3 million, GAAP gross margin of 50 percent and earnings per share of $1.65. We are pleased to have exceeded our long-term operating profit goal in FY14 with GAAP operating margin of 22 percent and non-GAAP operating margin of 25 percent. The company generated over $228 million in cash from operations in FY14, resulting in an increase of total cash and marketable securities of roughly $148 million. We exited the year with approximately $384.5 million in cash on the balance sheet. In FY14, Cirrus Logic focused on developing compelling new products, strengthening existing customer relationships and establishing new relationships with key players in the markets we serve, all of which are vital for future growth. This past year the company expanded its footprint in portable audio with the addition of several leading smartphone OEMs in Asia and the United States. We believe the portable audio market is poised for growth in the coming years, driven in part by the proliferation of voice as a key interface in mobile devices. With a robust pipeline consisting of custom and general market products, we expect to tape out a number of 55 nanometer components this year, which will create additional opportunities in portable audio beginning as early as calendar year 2015.

Revenue and Gross Margins

Fiscal year 2014 revenue declined 12 percent from the prior year, primarily due to changes in our portable audio pricing structure, as discussed in previous shareholder letters. Sales in the fourth quarter were down 28 percent year over year, reflecting this continuing shift in mix toward products with lower average selling prices. We anticipate these year-over-year pricing headwinds to be largely behind us by the September quarter. Sequentially, sales were down 32 percent, primarily due to typical seasonality in our portable audio business. Sales in energy were up $1.1 million from the prior year, as demand for LED lighting and several legacy product lines countered softness in power meters and seismic. On a sequential basis, energy revenue declined $0.6 million as legacy product sales were down following particularly high sales in the prior quarter. Our relationship with our largest customer remains outstanding with design activity ongoing. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure A: Cirrus Logic Revenue Q1 FY12 to Q1 FY15 (M)


$92
$102
$122
$111
$99
$194
$310
$207
$155
$191
$219
$150
$145*
Q1/FY12
Q2/FY12
Q3/FY12
Q4/FY12
Q1/FY13
Q2/FY13
Q3/FY13
Q4/FY13
Q1/FY14
Q2/FY14
Q3/FY14
Q4/FY14
Q1/FY15
*Midpoint of guidance as of April 24, 2014

Revenue in the June quarter is forecast to range from $135 to $155 million, with the midpoint down seven percent year over year and down three percent sequentially. As we have mentioned in the past, we do not typically provide specific guidance beyond one quarter given the difficulty of accurately predicting our revenue. Nonetheless, based on our

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4 limited visibility at this time, we anticipate revenue in FY15 to be approximately flat year over year. Gross margins for the March quarter were 49 percent, reflecting a seasonally lower mix of portable audio products. In the June quarter, we expect gross margin to range from 47 percent to 49 percent, with a seasonally lighter mix of portable audio products ahead of stronger demand in the second half of the calendar year. Our long-term gross margin expectations remain in the mid-40 percent range. Operating Profit and Earnings On an annual basis, GAAP operating profit was 22 percent, down from 25 percent in FY13, primarily due to lower revenue and increased investment in R&D. Non-GAAP operating profit was 25 percent, down from 28 percent the prior year. Operating profit in the March quarter was 13 percent on a GAAP basis and 17 percent on a non-GAAP basis. GAAP operating expenses in Q4 were $53.3 million, including approximately $5.3 million in share-based compensation. The sequential increase of $2.2 million includes expenses associated with tape outs, product development and growth in headcount. The $3.5 million year-over-year increase was primarily due to additional headcount and product development expenses. We anticipate Q1 operating expenses will range from $57 million to $62 million, including roughly $7 Figure B: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q1 FY12 to Q1 FY15 *Midpoint of guidance as of April 24, 2014 **Headcount reduction reflects sale of Apex assets ($ millions, except headcount) 594 623 635 667 698 644** 637 652 665 678 735 751 0 10 20 30 40 50 60 Q1/FY12 Q2/FY12 Q3/FY12 Q4/FY12 Q1/FY13 Q2/FY13 Q3/FY13 Q4/FY13 Q1/FY14 Q2/FY14 Q3/FY14 Q4/FY14 Q1/FY15 OpEx* SG&AR&D Headcount $M

5 million in share-based compensation and amortization of acquired intangibles. The year over year increase is predominately due to higher product development expenses and headcount, although this is offset somewhat by lower variable compensation. The sequential growth in operating expense is largely driven by product development expenses, including the tape out of new audio products. Our total headcount in Q4 was 751, up 16 employees from the December quarter. The ending cash balance in the March quarter was $384.5 million, up $56.9 million from the prior quarter. Cash from operations in Q4 was $65 million. During the quarter, we utilized $9.7 million to repurchase approximately 500,000 shares of common stock at an average price of $19.50. As of March 29, 2014 we had $62.3 million remaining in the authorized program and we expect to continue to execute repurchases opportunistically from time to time. Taxes and Inventory Our GAAP tax expense during the quarter was $7.7 million, which included $7.8 million of non-cash expense associated with our deferred tax asset and other tax credits. We have approximately $54 million remaining of deferred tax assets and other tax credits. We expect our effective quarterly cash tax rate to be less than four percent, until we have depleted the remaining deferred tax assets and other tax credits. Q4 inventory was $69.7 million, relatively unchanged from the prior quarter. We expect inventory to increase over the next two quarters as we ramp ahead of normal seasonal trends in the back half of the calendar year. Company Strategy We believe the portable audio market has significant growth potential in the coming years as mobile devices continue to evolve from a basic communication device into a tool for creating, sharing and enjoying multimedia content. As the primary interface for mobile

6 devices moves beyond touch, the need for sophisticated voice processing hardware and embedded software is expected to grow substantially. The desire for compelling end product features and functionality requires ultra low power high-performance audio solutions with increased signal processing capabilities. Cirrus Logic is uniquely positioned to be a leader in this market given our expertise in analog and mixed signal processing, extensive intellectual property portfolio and ultra low power components. Further, the company’s ability to deliver innovative products and effectively manage its supply chain has helped build and maintain excellent relationships with some of the best companies in the world. With cutting edge hardware and our embedded SoundClear® software, we are leveraging our engineering expertise to develop custom and general market audio subsystems that intelligently solve system design issues, resulting in a reliable and compelling user experience. Our high performance data conversion and amplifier components address the demand for higher quality audio capture and playback, while the inclusion of ultra low power mixed signal circuits for always on, always listening processing requirements combined with advanced DSP functionality, enables hearing and being heard in any environment without compromising battery life. With an extensive pipeline of 55 nanometer products focused on audio and voice applications and strong customer relationships across the portable audio market, we are poised to capitalize on these opportunities over the next 12 to 18 months. During the quarter, design activity in audio with both custom and general market products continued to gain momentum. In portable audio, we added a new top tier smartphone customer as we began shipments of our boosted amplifier with speaker protection. In LED lighting, we remained engaged with key tier-one OEMs and tier-two ODMs, expanded into new SKUs with existing customers and delivered initial shipments of our MR16 product to a new customer. While revenue from LED lighting is expected to experience modest growth this year, the majority of revenue and growth opportunities in the foreseeable future are likely to be dominated by audio products.

7 We believe Cirrus Logic’s ability to target fast growing markets and develop innovative products in a timely manner positions the company at an advantage to many of its peers. With two-to three-year product design cycles, our business model requires a substantial investment in R&D and the prudent allocation of engineering capital. We have seen a considerable increase in demand for audio products, particularly in mobile devices, over the past several years. The management team regularly evaluates opportunities in both audio and energy based on market size, total available content and our long-term product roadmap. While Cirrus Logic hired approximately 100 employees in FY14, our opportunities in audio exceed our engineering bandwidth. Therefore, although we expect to continue to invest in our energy businesses, including LED lighting, we have recently reallocated engineering resources to apply a larger portion of our development capacity to audio opportunities that we believe will deliver greater revenue growth and a better return on investment. Summary and Guidance For the June quarter, we expect the following results: • Revenue to range between $135 million and $155 million; • Gross margin to be between 47 percent and 49 percent; and • Combined R&D and SG&A expenses to range between $57 million and $62 million, including approximately $7 million in share-based compensation expense and amortization of acquired intangibles. In summary, Cirrus Logic is exiting FY14 with a robust pipeline of innovative products, a compelling roadmap pairing our best in class hardware with embedded SoundClear® software and solid relationships with leading players in our target markets. This past year, we are pleased to have broadened our customer base to include numerous leading international smartphone manufacturers. Moreover, we added additional SKUs with existing and new customers in automotive, home, LED lighting and power meters. As we move into FY15, we are excited to introduce new custom and catalog products that are expected to broaden our footprint in the markets we serve and fuel long-term growth.

8 Sincerely, Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (404) 537-3406, or toll-free at (855) 859-2056  (Access Code: 23057089). Use of Non-GAAP Financial Information This shareholder letter and its attachments include references to non-GAAP financial information, including operating expenses, net income, operating profit and diluted earnings per share.  A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in

9 addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our future growth expectations and our estimates of first quarter and full fiscal year 2015 revenue, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions.  In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the level of orders and shipments during the first quarter and full fiscal year 2015, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; and the risk factors listed in our Form 10-K for the year ended March 30, 2013, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Cirrus Logic, Cirrus and SoundClear are registered trademarks of Cirrus Logic, Inc. All other product names noted herein may be trademarks of their respective holders. Summary financial data follows:

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended	
	Mar. 29, 2014	Dec. 28, 2013	Mar. 30, 2013	Mar. 29, 2014	Mar. 30, 2013
	Q4'14	Q3'14	Q4'13	Q4'14	Q4'13
Audio products	$ 137,773	$ 206,388	$ 196,098	$ 667,739	$ 754,769
Energy products	11,886	12,495	10,775	46,599	55,017
Net revenue	**149,659**	**218,883**	**206,873**	**714,338**	**809,786**
Cost of sales	76,291	115,034	123,259	358,175	414,595
Gross Profit	**73,368**	**103,849**	**83,614**	**356,163**	**395,191**
Gross Margin	**49.0%**	**47.4%**	**40.4%**	**49.9%**	**48.8%**
Research and development	35,511	32,426	30,085	126,189	114,071
Selling, general and administrative	17,823	18,625	19,724	74,861	76,998
Restructuring and other costs	(26)	12	-	(598)	3,539
Gain on sale of asset	-	-	-	-	(247)
Patent settlements, net	-	-	-	695	-
Total operating expenses	53,308	51,063	49,809	201,147	194,361
Operating income	**20,060**	**52,786**	**33,805**	**155,016**	**200,830**
Interest income, net	267	222	106	848	440
Other income (expense), net	(27)	(45)	14	(127)	(80)
Income before income taxes	**20,300**	**52,963**	**33,925**	**155,737**	**201,190**
Provision for income taxes	7,698	11,463	7,565	47,626	64,592
Net income	**$ 12,602**	**$ 41,500**	**$ 26,360**	**$ 108,111**	**$ 136,598**
Basic earnings per share:	$ 0.20	$ 0.66	$ 0.41	$ 1.72	$ 2.12
Diluted earnings per share:	$ 0.20	$ 0.63	$ 0.39	$ 1.65	$ 2.00
Weighted average number of shares:					
Basic	62,215	62,854	63,877	62,926	64,580
Diluted	64,545	65,368	67,138	65,535	68,454

Prepared in accordance with Generally Accepted Accounting Principles

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CIRRUS LOGIC, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Certain modifications to prior year non-GAAP presentation has been made and had no material effect on the results of operations.

	Three Months Ended			Twelve Months Ended	
	Mar. 29, 2014	Dec. 28, 2013	Mar. 30, 2013	Mar. 29, 2014	Mar. 30, 2013
Net Income Reconciliation	Q4'14	Q3'14	Q4'13	Q4'14	Q4'13
GAAP Net Income	**$ 12,602**	**$ 41,500**	**$ 26,360**	**$ 108,111**	**$ 136,598**
Amortization of acquisition intangibles	217	275	-	492	604
Stock based compensation expense	5,545	6,016	5,734	23,074	21,496
International sales reorganization charges	-	-	442	-	395
Restructuring and other costs, net	(26)	12	-	(598)	3,539
Gain on asset sale	-	-	-	-	(247)
Patent settlements, net	-	-	-	695	-
Provision for income taxes	7,808	10,300	7,041	44,647	59,643
Non-GAAP Net Income	**$ 26,146**	**$ 58,103**	**$ 39,577**	**$ 176,421**	**$ 222,028**
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	**$ 0.20**	**$ 0.63**	**$ 0.39**	**$ 1.65**	**$ 2.00**
Effect of Amortization of acquisition intangibles	-	-	-	0.01	0.01
Effect of Stock based compensation expense	0.09	0.10	0.09	0.35	0.31
Effect of International sales reorganization charges	-	-	0.01	-	-
Effect of Restructuring and other costs, net	-	-	-	(0.01)	0.05
Effect of Patent settlements, net	-	-	-	0.01	-
Effect of Provision for income taxes	0.12	0.16	0.10	0.68	0.87
Non-GAAP Diluted earnings per share	**$ 0.41**	**$ 0.89**	**$ 0.59**	**$ 2.69**	**$ 3.24**
Operating Income Reconciliation					
GAAP Operating Income	**$ 20,060**	**$ 52,786**	**$ 33,805**	**$ 155,016**	**$ 200,830**
GAAP Operating Profit	*13%*	*24%*	*16%*	*22%*	*25%*
Amortization of acquisition intangibles	217	275	-	492	604
Stock compensation expense - COGS	287	332	296	864	751
Stock compensation expense - R&D	2,546	2,834	2,976	10,392	10,550
Stock compensation expense - SG&A	2,712	2,850	2,462	11,818	10,195
International sales reorganization charges	-	-	442	-	395
Restructuring and other costs, net	(26)	12	-	(598)	3,539
Gain on asset sale	-	-	-	-	(247)
Patent settlements, net	-	-	-	695	-
Non-GAAP Operating Income	**$ 25,796**	**$ 59,089**	**$ 39,981**	**$ 178,679**	**$ 226,617**
Non-GAAP Operating Profit	*17%*	*27%*	*19%*	*25%*	*28%*
Operating Expense Reconciliation					
GAAP Operating Expenses	**$ 53,308**	**$ 51,063**	**$ 49,809**	**$ 201,147**	**$ 194,361**
Amortization of acquisition intangibles	(217)	(275)	-	(492)	(604)
Stock compensation expense - R&D	(2,546)	(2,834)	(2,976)	(10,392)	(10,550)
Stock compensation expense - SG&A	(2,712)	(2,850)	(2,462)	(11,818)	(10,195)
International sales reorganization charges	-	-	(442)	-	(395)
Restructuring and other costs, net	26	(12)	-	598	(3,539)
Gain on asset sale	-	-	-	-	247
Patent settlements, net	-	-	-	(695)	-
Non-GAAP Operating Expenses	**$ 47,859**	**$ 45,092**	**$ 43,929**	**$ 178,348**	**$ 169,325**

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12 CONSOLIDATED CONDENSED BALANCE SHEET unaudited; in thousands Mar. 29, Dec. 28, Mar. 30, 2014 2013 2013 ASSETS Current assets Cash and cash equivalents 31,850 $ 74,690 $ 66,402 $ Restricted investments -  Marketable securities 263,417 215,792 105,235 Accounts receivable, net 63,220 109,535 69,289 Inventories 69,743 69,985 119,300 Deferred tax asset 22,024 33,155 64,937 Other current assets 25,079 25,662 19,371 Total Current Assets 475,333 528,819 444,534 Long-term marketable securities 89,243 37,115 64,910 Property and equipment, net 103,650 102,542 100,623 Intangibles, net 11,999 13,427 4,650 Goodwill 16,367 16,335 6,027 Deferred tax asset 25,065 17,354 16,671 Other assets 3,087 6,848 13,932 Total Assets 724,744 $ 722,440 $ 651,347 $ LIABILITIES AND STOCKHOLDERS' EQUITYCurrent liabilities Accounts payable 51,932 $ 60,493 $ 60,827 $ Accrued salaries and benefits 13,388 13,937 16,592 Other accrued liabilities 11,572 12,881 10,704 Deferred income on shipments to distributors 5,631 4,998 4,956 Total Current Liabilities 82,523 92,309 93,079 Other long-term obligations 4,863 5,108 10,094 Stockholders' equity: Capital stock 1,078,878 1,069,113 1,041,834 Accumulated deficit (440,634) (443,322) (492,741) Accumulated other comprehensive loss (886) (768) (919) Total Stockholders' Equity 637,358 625,023 548,174 Total Liabilities and Stockholders' Equity 724,744 $ 722,440 $ 651,347 $ Prepared in accordance with Generally Accepted Accounting Principles